Exhibit 99.1

Rogers Corporation Reports 2013 Third Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--October 29, 2013--Rogers Corporation (NYSE:ROG) today announced financial results for its third quarter of 2013, reporting net sales of $142.8 million and net income from continuing operations of $0.76 per diluted share, which includes net special charges of $0.06 per diluted share. Excluding these net special charges, non-GAAP net income from continuing operations was $0.82 per diluted share. Both net sales and non-GAAP net income from continuing operations were higher than the Company’s guidance announced on July 30, 2013 of $138 to $142 million in net sales and non-GAAP net income from continuing operations of $0.67 to $0.77 per diluted share, respectively. Third quarter 2012 net sales were $129.1 million with net income from continuing operations of $3.47 per share, which included a net benefit from special items of $2.77 per diluted share. Excluding this net benefit, third quarter 2012 non-GAAP net income from continuing operations was $0.70 per diluted share.

Reconciliations of the GAAP to non-GAAP guidance and operating results discussed in this press release are set forth at its conclusion.

Business Segment Discussion

Printed Circuit Materials

Printed Circuit Materials reported near all-time record net sales of $47.1 million for the third quarter of 2013, an increase of 8.5% from the $43.4 million reported in the third quarter of 2012. The increase in net sales was driven by strong demand in global 4G – LTE base station deployments, automotive radar applications for Advanced Driver Assistance Systems (ADAS), as well as in mobile internet device applications. However, growth was moderated by weaker demand in the satellite TV market for low-noise block downconverters (LNB). High reliability applications in defense and aerospace remained stable despite concerns from the effects of sequestration.

Power Electronics Solutions

For the third quarter of 2013, net sales of Curamik Electronics Solutions totaled $32.1 million, an increase of 45.2% compared to the third quarter 2012 net sales of $22.1 million. The strong recovery in net sales was driven by growth in all geographies and markets, particularly in variable frequency drives for energy saving applications and clean energy. As announced previously, the move of the final inspection process to Hungary was completed during the third quarter of 2013 and the new facility is now fully operational.

Power Distribution Systems reported record third quarter net sales of $13.2 million, an increase of 40.4% compared to $9.4 million in the third quarter of 2012. The increase in net sales was due primarily to applications in electric vehicle and clean energy markets. In Asia, this segment benefitted from increased activity in rail infrastructure projects during the quarter.

High Performance Foams

In the third quarter of 2013, High Performance Foams reported net sales of $44.5 million, a decrease of 7.3% compared to third quarter 2012 net sales of $48.0 million. The decrease in net sales is largely due to the previously discussed changes in mobile internet device market dynamics, including delays in the introduction of certain next generation tablets, and softer demand in the transportation market. The business continues to gain market penetration in consumer applications as sales of cushioning, sealing and impact protection materials in this market segment were up slightly in the quarter.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $16.4 million this quarter, a decrease of 18.0% compared to the $20.0 million sold in the third quarter of 2012. The decline was primarily due to the depreciation of the Japanese yen against the US dollar as well as generally softer demand across most of their end markets.

Operational Highlights

Rogers ended the third quarter of 2013 with cash and cash equivalents of $158.6 million, an increase of $43.7 million, or 38.1%, from $114.9 million at December 31, 2012. Capital expenditures were approximately $3.0 million for the third quarter of 2013 and are expected to total approximately $23 million for the year.

The Company’s gross margin improved to 35.8% in the third quarter of 2013 from 33.3% in the third quarter of 2012. This improvement was due to higher sales volume and increased operating leverage driven by the positive impact of streamlining actions taken over the past year and a half.

The Company’s 2013 third quarter effective tax rate was 31.4%. The Company currently projects its effective tax rate for the full year 2013 will be approximately 27%.

Bruce D. Hoechner, President and CEO commented: “For the third quarter of 2013, we delivered strong margin improvements driven by increased demand across many of our markets and the positive impact from streamlining initiatives we implemented over the past 18 months. On the growth side, we delivered near record sales for Printed Circuit Materials and continued to experience a significant recovery in Power Electronics Solutions. Key growth drivers in the quarter included 4G wireless infrastructure, automotive safety systems and HEV’s, as well as printed circuit materials in mobile internet device applications. Consistent with normal seasonal demand, as well as the continued uncertainty in the global economic environment, we project fourth quarter 2013 net sales between $129 to $135 million and net income from continuing operations between $0.68 to $0.80 per diluted share.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components for consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and engineering experience, Rogers provides product designers with solutions to help them power, protect and connect our world with greater reliability, efficiency and performance. Rogers’ three core businesses include Power Electronics Solutions for high-voltage rail traction, energy efficient motor drives, wind and solar power conversion; High Performance Foams for cushioning, sealing and impact protection in tablets and smart phones, aircraft, rail and automotive interiors, sporting goods, apparel and gear; and Printed Circuit Materials for wireless infrastructure, power amplifiers, smart antennas, and radar systems for automotive and defense applications. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the uncertain outlook for global economic growth, particularly in several of our key markets; uncertainty regarding resolution of the United States fiscal cliff and debt ceiling issues; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the possibility that changes in technology or market requirements will reduce the demand for our products; the possibility of significant declines in our backlog; the possibility of breaches of our information technology infrastructure; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility of adverse effects resulting from the expiration of issued patents; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; the possibility of increasing levels of excess and obsolete inventory; increases in our employee benefit costs could reduce our profitability; the possibility of work stoppages, union and work council campaigns, labor disputes and adverse effects related to changes in labor laws; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials, labor, transportation and utilities; changes in environmental and other governmental regulation which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission ("SEC"), including those in Item 1A, Risk Factors, of the Company's Form 10-K for the year ended December 31, 2012 and subsequent Securities and Exchange Commission filings.

Additional Information and October 30, 2013 Conference Call

For more information, please contact the Company directly, visit Rogers’ website, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2013 third quarter results will be held on Wednesday, October 30, 2013 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed under the investor relations section of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, November 6, 2013. The passcode for the audio replay is 82885140.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net sales	$142,820	$129,134	$401,252	$374,584
Cost of sales	91,634	86,157	264,347	258,550
Gross margin	51,186	42,977	136,905	116,034

Selling and administrative expenses	25,582	26,074	76,335	72,640
Research and development expenses	5,364	4,808	16,883	14,606
Restructuring and impairment charges	1,231	1,766	5,756	9,949
Operating income	19,009	10,329	37,931	18,839

Equity income in unconsolidated joint ventures	1,754	1,773	3,045	3,735
Other income (expense), net	(101)	19	(867)	140
Net realized investment gain (loss)	-	-	-	(3,245)
Interest income (expense), net	(881)	(1,104)	(2,616)	(3,366)
Income before income tax expense	19,781	11,017	37,493	16,103

Income tax expense (benefit)	6,209	(48,107)	11,361	(47,852)
Income from continuing operations	13,572	59,124	26,132	63,955
Income (loss) from discontinued operations, net of income taxes	-	(148)	102	(333)
Net income	$13,572	$58,976	$26,234	$63,622

Basic net income (loss) per share:
Income from continuing operations	$0.79	$3.59	$1.52	$3.91
Income (loss) from discontinued operations	-	(0.01)	.01	(0.02)
Net Income	$0.79	$3.58	$1.53	$3.89

Diluted net income (loss) per share:
Income from continuing operations	$0.76	$3.47	$1.48	$3.78
Income (loss) from discontinued operations	-	(0.01)	.01	(0.02)
Net Income	$0.76	$3.46	$1.49	$3.76

Shares used in computing:
Basic	17,244,831	16,484,957	17,141,672	16,342,289
Diluted	17,863,035	17,024,137	17,711,972	16,903,224

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$158,608	$114,863
Restricted cash	—	950
Accounts receivable, net	97,312	78,788
Accounts receivable from joint ventures	2,447	2,142
Accounts receivable, other	1,182	2,297
Taxes receivable	2,025	5,079
Inventories	65,783	73,178
Prepaid income taxes	5,495	4,914
Deferred income taxes	7,754	7,225
Asbestos related insurance receivables	8,195	8,195
Other current assets	7,966	8,559
Assets of discontinued operations	—	746
Total current assets	356,767	306,936

Property, plant and equipment, net	148,332	149,017
Investments in unconsolidated joint ventures	20,908	21,171
Deferred income taxes	57,380	71,439
Goodwill	106,887	105,041
Other intangible assets	49,890	53,288
Asbestos related insurance receivables	40,067	40,067
Investments, other	5,127	5,000
Other long term assets	7,784	8,065
Total assets	$793,142	$760,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,674	$16,730
Accrued employee benefits and compensation	26,150	23,156
Accrued income taxes payable	2,661	3,135
Current portion of lease obligation	834	1,423
Current portion of long term debt	16,250	20,500
Asbestos related liabilities	8,195	8,195
Other current liabilities	10,675	11,363
Liabilities of discontinued operations	—	3
Total current liabilities	86,439	84,505

Long term lease obligation	7,121	6,942
Long term debt	65,000	77,500
Pension liability	27,508	65,942
Retiree health care and life insurance benefits	10,654	10,654
Asbestos related liabilities	43,222	43,222
Non-current income tax	20,713	19,300
Deferred income taxes	17,229	17,545
Other long term liabilities	347	262

Shareholders’ equity
Capital stock	17,716	16,904
Additional paid in capital	102,755	74,272
Retained earnings	427,018	400,784
Accumulated other comprehensive income (loss)	(32,580)	(57,808)
Total shareholders’ equity	514,909	434,152
Total liabilities and shareholders’ equity	$793,142	$760,024

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain items that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations for the Third Quarter and YTD of 2013 and 2012:

The following table includes non-recurring charges related to special adjustments.

	2013		2012
	Q3	YTD	Q3	YTD

GAAP income per diluted share from continuing operations	$ 0.76	$ 1.48	$ 3.47	$ 3.78

Add back special adjustments, net of tax:
Severance and related charges	0.05	0.20	-	0.23
Pension curtailment and settlement charges	-	0.06	0.08	0.08
Relocation charges for Curamik’s final inspection operation	0.01	0.04	-	-
Closure of Bremen manufacturing operations in Germany	-	-	0.06	0.12
Impairment charge on auction rate security liquidation	-	-	-	0.10
US tax valuation allowance reversal	-	-	(2.74)	(2.74)
Other net discrete tax items	-	-	(0.20)	(0.20)
Other special charges	-	0.02	0.03	0.06
Total special charges	0.06	0.32	(2.77)	(2.35)

Non-GAAP income per diluted share from continuing operations	$ 0.82	$ 1.80	$ 0.70	$ 1.43

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations Guidance for the Third Quarter of 2013:

The following table includes non-recurring charges related to special adjustments.

Q3 2013
Guidance Q3 2013 GAAP income per diluted share from continuing operations	$0.66 - $0.76

Add back special charges, net of tax:
Relocation charges for Curamik’s final inspection operation	0.01

Guidance Q3 2013 non-GAAP income per diluted share from continuing operations	$0.67 - $0.77

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com